Exhibit 95

Mine Safety and Health Administration Safety Data

The Company provides contract drilling and blasting services to mine operators at various mine sites subject to the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), as administered by the Mine Safety and Health Administration (“MSHA”). The Company does not own, operate, or control any mine and holds no mine operator identification number. The Company operates as an independent contractor under two MSHA contractor identification numbers: C9141 and C5080

Pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules adopted thereunder by the U.S. Securities and Exchange Commission (17 C.F.R. §§ 229.104 and 249.308a), the Company discloses below the mine safety information required for the quarterly period ended March 31, 2026. The information relates solely to MSHA enforcement actions directed at the Company in its capacity as an independent contractor at mine sites during the period. All citations and orders described herein were received while performing services at third-party-owned mines.

MSHA Contractor ID: C5080

Mine / Site Name & State	Sec. 104 Citations	Sec. 104(b) Orders	Sec. 104(d) Citations & Orders	Sec. 107(a) Imminent Danger Orders	Proposed Penalty Assessments ($)	Mining-Related Fatalities	Pending Legal Actions	8-K Filed?
3100059 / Arrowood Quarry, NC	1	0	0	0	$288	0	0	N/A
3800026 / Rock Hill Quarry, SC	0	0	0	0	$0	0	0	N/A
SUBTOTAL — Contractor ID C5080	1	0	0	0	$288	0	0	N/A

MSHA Contractor ID: C9141

During the quarter ended March 31, 2026 the Company performed no drilling or blasting services under MSHA Contractor ID C9141 at any location subject to MSHA jurisdiction under the Federal Mine Safety and Health Act of 1977. Accordingly, no mine safety data is required to be disclosed pursuant to Section 1503 of the Dodd-Frank Act for this reporting period.